"UPMG" UPMG (Guangdong) Company Limited

"SAHGMC" The Second Affiliated Hospital of Guangzhou Medical College (廣州醫學院第二附屬醫院)

Agreement between SAHGMC and UPMG (Signed on 18 November 2003)

1. SAHGMC & UPMG mutually agree to establish an international standard Birthing Centre. Johns Hopkins Hospital, Department of Obstetrics & Gynecology, and UPMG are the medical and the management consultant of the Centre respectively.
2. The Birthing Centre is located on the 3rd floor of Block 8. The services provided in the LDR ward include prenatal care, delivery & post natal care; pre- and post-natal checkup and counseling services etc. Both parties agree to expand the current operation depending on the development of the business.
3. SAHGMC will provide the 3rd floor of the hospital building as the location of the Birthing Centre, and will provide the basic health care practitioners and the facilities (e.g. air-conditioning, oxygen, and vacuum suction, etc. See attached list of facilities). UPMG will invest Hong Kong dollars five million (HKD5,000,000.00) in the initial stage of the project. The investment includes the design and renovation of the Birthing Centre, the procurement of the facilities & equipment required, and the training and travel expenses for the local medical staff. The total amount will be based on the actual investment set by both parties.
4. SAHGMC will be responsible for the management and the operation of the Birthing Centre. UPMG will be responsible for business development and coordination with JHI.
5. SAHGMC's major responsibilities and commitment:
   A. Coordinate among the Birthing Centre, other departments in the hospitals, and other provincial and central government departments.
   B. Lease the third floor of block 8 as the floor space of the Birthing Centre (i.e. total 890 square meters) at RMB30 per square meter per month. The monthly rent is Renminbi twenty six thousand and seven hundred (RMB26,700.00), which will be charged to the Birthing Centre.
   C. Based on the actual requirement, select physicians (initially 3 people) and health care practitioners (13-15 people) to form the core team at the Birthing Centre. The team members need to be relatively stable. The appointment and any change of personnel will be discussed and agreed by both parties.
   D. According to the rules and regulations, SAHGMC will handle the Centre's human resources issues. The personnel, medical & other fringe benefits of medical practitioners at the Birthing Centre belong to SAHGMC. The salary & incentive level of the staff at the Centre will be set at the similar level as other units of the hospital. All expenses will be charged to the

Birthing Centre.

E. Provide other medical resources available at SAHGMC to the birthing Centre, including inter-disciplinary consultation and examination, and use of operation rooms, etc. The standard charges of these items and the allocation of revenue between SAHGMC and the Birthing Centre will be detailed in the appendix of this agreement.

F. Provide water, electricity, gas, oxygen, phone lines and other services such as sterilization and meal. Expenses incurred will be charged to the Birthing Centre. If both parties agree, the procurement of special consumable items will be centralized by SAHGMC. The expenses will also be charged to the Birthing Centre.

G. Quality Manage of the Birthing Centre, prevent and handle potential medical disputes. Related cost will be charged to the Birthing Centre.

H. SAHGMC agrees UPMG to use UGMG (Guangdong) Co Ltd to promote the Birthing Centre in China. The promotional materials need to comply with the Chinese regulations and satisfy both national and provincial requirements. All related materials will be approved by SAHGMC and will be charged to the Birthing Centre.

6. UPMG's responsibilities and commitments:

A. Liaise with JHI, facilitate the cooperation and communication between JHI and SAHGMC and enable the authorization of using the brand name "Johns Hopkins" in the Birthing Centre.

B. The annual licensee fee (US dollars 175.00 per delivery) and consultancy fee (RMB50,000.00) payable to John Hopkins will be settled by the Birthing Centre. UPMG is responsible for providing SAHGMC relevant contracts and agreements.

C. Invite experts at Johns Hopkins to perform on site training in technique and management at the Birthing Centre. UPMG is responsible for coordinating and arranging the medical staff of the Birthing Centre to be trained at US Johns Hopkins Hospital and other relevant medical institutions. The cost involved in the training includes the salary, travel, meal and accommodation expenses of the US experts going to Birthing Centre. Plus the training fee, travel, meal & accommodation expenses of the health care practitioners at the Birthing Centre to go to US. After the agreement has been signed and confirmed, UPMG is responsible for these expenses as part of the investment before the opening of the Birthing Centre (inclusive of the opening ceremony of the Birthing Centre). These expenses will be absorbed by the centre after the operation of the Birthing Centre.

D. Design and renovate the Birthing Centre, based on Johns Hopkins Hospital's relevant facilities and the actual conditions of SAHGMC. The

renovation contract, budget and floor plan will be approved by SAHGMC. The expenses involved will be mutually agreed and settled by UPMG as part of the investment.

E. Procurement of the special delivery bed and other necessary medical facilities. UPMG will be responsible for importing facilities and equipment. The list of items and expenses will be approved by SAHGMC and settled by UPMG as part of the investment. These facilities and equipment

F. UPMG will be responsible for the marketing strategy, promotion and business development of the Birthing Centre.

G. UPMG will collaborate with SAHGMC to handle potential medical disputes.

H. UPMG is responsible for liaising and handling of insurance of the Birthing Centre. The insured should be SAHGMC and the amount should be settled by the Birthing Centre.

7. Operation Management: The supervisor accountability system will be implemented in the Centre under the leadership of the management committee.

A. The management committee consists of three members: One appointed by SAHGMC; two appointed by UPMG. The management committee is responsible for major decisions of the Birthing Centre, such as the establishment of rules and regulations, approval of annual operation and finance plan, appointment and personnel, costing, etc.

B. SAHGMC will recommend a supervisor to be appointed in the Birthing Centre (the appointee should be one of the physicians who has been trained at Johns Hopkins Hospital). S/He will be responsible for the daily operation of the Birthing Centre and the communication with Johns Hopkins Hospital. SAHGMC will also recommend a business manager who will be responsible for the development and management of the clients, as well as the communication with the consultant(s).

C. Johns Hopkins Hospital and UPMC will send medical experts to the Birthing Centre to provide on-site training in medical and hospital management.

D. Depending on the development of the Birthing Centre, two business assistants will be appointed to handle client relations and visitors, etc. The positions will be advertised and appointment will be made on contract basis. Their salary will be charged to the Birthing Centre.

8. Financial Management

A. The Birthing Centre has an independent financial account. The financial account will be kept by the business manager and an accounting personnel appointed by SAHGMC. The cost & income will be calculated monthly. The amount payable to UPMC & SAHGMC will be settled before the 28th of the month.

B. The Birthing Centre should submit monthly business and financial report to

SAHGMC & UPMC respectively.

C. The Birthing Centre will exercise severe cost control. It will strictly adhere to the financial decision made by the management committee.

D. The salary of the medical practitioners of the Birthing Centre will be set at the same level as SAHGMC. Based on the quality of the service provided and the actual situation, they will receive performance bonus. The actual implementation will be discussed and determined by the management committee.

E. The profit sharing: The income of the Birthing Centre (after deduction of all necessary expenses) will be allocated as follows:

  1. SAHGMC: 20% UPMG: 80% before the return meets the investment of UPMC
  2. SAHGMC: 40% UPMG: 60% after the return exceeds the investment of UPMC
  3. If the return does not meet the investment in 5 years, the sharing from the 6 year onwards will be: SAHGMC: 40% UPMG: 60^

9. In view of the optimal advantage of using Johns Hopkins Brand, SAHGMC & UPMC mutually agree that the contract will last for 10 years. According to the actual situation of the JV Hospital's official establishment in future, SAGMC & UPMC can extend the contract.

10. Beach of Contract

A. If the Centre cannot maintain normal operations due to situation beyond the control of both parties, the management committee should decide whether this control should be terminated or not.

B. If the Centre cannot maintain normal operations due to problems of either party, the accountable party should compensate the direct and indirect damages made to the other party.

C. Any disputes arising from the implementation of the contract should be settled by negotiation. If the dispute cannot be resolved, it should be referred to the ruling of the District Court in Guangzhou.

D. Apart from the contentious issue, the implementation of this contract should continue during arbitration.

11. Other terms and conditions